Exhibit 10.3

TECO ENERGY DIRECTORS’ DEFERRED

COMPENSATION PLAN

ARTICLE I

GENERAL

1.1 Establishment of Plan. TECO Energy, Inc. (“TECO Energy”) established the TECO Energy Directors’ Deferred Compensation Plan (the “plan”), effective as of January 1, 1984, to allow each outside director of TECO Energy to defer receipt of all or a portion of the cash compensation, including annual retainers, committee fees, and meeting fees, payable to him as a director of any company in the TECO Energy group (the “companies”) until the later of his separation from service as a director or a date specified by him. This amended and restated plan is effective as of January 1, 2005 and shall apply to all amounts deferred under the plan, including those amounts deferred prior to January 1, 2005.

1.2 No Right to Corporate Assets. This plan is unfunded and the companies will not be required to set aside, segregate, or deposit any funds or assets of any kind to meet their obligations hereunder. Nothing in this plan will give a participant, a participant’s beneficiary or any other person any equity or other interest in the assets of the companies, or create a trust of any kind or a fiduciary relationship of any kind between the companies and any such person. Any rights that a participant, beneficiary or other person may have under this plan will be solely those of a general unsecured creditor of the companies.

1.3 Limitation on Rights Created by Plan. Nothing in this plan will give a participant any right to continue as a director of TECO Energy or of any of the companies.

1.4 Nonalienation of Benefits. The rights and benefits of a participant in this plan are personal to the participant. No interest, right or claim under this plan and no distribution therefrom will be assignable, transferable or subject to sale, mortgage, pledge, hypothecation, anticipation, garnishment, attachment, execution or levy, except by designation of beneficiary as provided in Section 3.5.

1.5 Binding Effect of Plan. This plan will be binding upon and inure to the benefit of participants and designated beneficiaries and their heirs, executors and administrators, and to the benefit of the companies and their assigns and successors in interest.

1.6 Administration. This plan will be administered by the Secretary of TECO Energy who will have sole responsibility for its interpretation.

1.7 Interpretation. This plan will be construed, enforced and administered according to the laws of the State of Florida.

ARTICLE II

DEFERRAL OF COMPENSATION

2.1 Deferral Agreement. Any active member of the Board of Directors of TECO Energy who is not an employee of one of the companies in the TECO Energy group (an “outside director,” herein referred to as a “director”) is eligible to participate in this plan. If a director elects to become a participant and defer fees upon initial election to the Board, such participant must execute an election to defer fees within 30 days after first becoming a director. Such election shall apply with respect to fees earned beginning on the date the director is initially elected to the Board and ending on the last day of that calendar year. Otherwise, elections to become a participant and defer fees for a year must be made prior to the first day of the calendar year and will be irrevocable for the year. The “year” for election purposes is the calendar year. If a participant fails to make an election within 30 days of the date the individual is initially elected to the Board, the individual will not be eligible to participate until the following year. If a participant fails to make a deferral election change prior to the beginning of a year, the participant’s current deferral election shall remain in effect for the year. Once a year begins, the participant’s deferral election or deemed deferral election is irrevocable for the year.

2.2 Amount of Deferral. Each participant may elect in his deferral agreement to defer 25 percent, 50 percent, 75 percent or 100 percent of the total cash compensation, including annual retainers, committee fees and meeting fees, paid to the participant as an outside director of the companies.

2.3 Deferral Account. For bookkeeping purposes only, the Secretary will establish and maintain an account (the “deferral account”) for each participant which documents the compensation deferred by the participant, earnings credited to the account and payments from the account. The deferral account will consist of a subaccount for amounts earning interest which will be denominated on a dollar basis (the “cash account”) and an account for amounts invested in hypothetical shares of TECO Energy common stock (the “common stock”) which will be denominated on a share basis (the “stock account”). Each participant will indicate in his deferral agreement the percentage of future deferrals to be invested in the cash account and the stock account. Amounts may not be transferred between the cash account and the stock account.

2.4 Cash Account. As of the first day of each calendar quarter, the Secretary will credit to the participant’s cash account an amount equal to the amount of compensation otherwise payable to the participant in the preceding calendar quarter which the participant has elected to defer and invest in the cash account. As of the last day of each calendar quarter, the Secretary will credit interest on the balance in the cash account at that date at the rate paid on 90-day Treasury bills purchased on the first day of the applicable calendar quarter. For a participant receiving installment payments, interest will be credited as provided in this Section 2.4 on the balance remaining in the cash account until the account has been completely paid.

2.5 Stock Account. As of the first day of each calendar quarter, the Secretary will credit to the participant’s stock account a number of shares equal to the amount of compensation otherwise payable to the participant in the preceding calendar quarter which the participant has elected to defer and invest in the stock account divided by the applicable stock price. As of the date of payment of any cash dividend on common stock, the Secretary will credit to the stock account a number of shares equal to the cash dividend per share times the number of shares credited to the stock account as of the dividend record date divided by the applicable stock price. The applicable stock price is the mean of the high and low trading prices per share of common stock on the New York Stock Exchange as of the trading day immediately preceding the date of the transaction. As of the date of payment of any stock dividend on common stock, the Secretary will credit to the stock account a number of shares equal to the stock dividend declared times the number of shares credited to the stock account as of the dividend record date. In the event of any stock split, recapitalization, reorganization, merger, consolidation, split-up, spin-off, exchange of shares or similar change affecting the common stock, appropriate adjustment will be made in the number of shares credited to the stock account. The stock account is maintained for bookkeeping purposes only. Shares credited to the stock account are not considered actual shares of common stock of TECO Energy for any purpose and a participant will have no rights as a stockholder with respect to such shares. Shares will include fractional shares computed to three decimal places.

ARTICLE III

PAYMENT OF DEFERRED COMPENSATION

3.1 Commencement of Payment. Each participant will elect in his deferral agreement the year during which payments will commence and the form of payment (as set forth in Section 3.2, either a lump sum as provided in Section 3.3 or installment payments as provided in Section 3.4), and will designate a beneficiary as provided in Section 3.5. Payments will commence in the later of the calendar year following the director’s separation from service as a director or the specified calendar year elected by the participant, provided in the case of a specified year, however, that payments must commence by the calendar year following the participant’s attainment of age 71. As provided in Sections 3.2 and 3.3, any payment due to be made in a calendar year will be made on or before March 1 of such calendar year. Such distribution election is irrevocable for the benefits deferred for the year, and any subsequent distribution election for a later year shall not apply to amounts deferred in prior years. If a participant fails to make a new distribution election prior to the beginning of a year, the participant’s current distribution election shall remain in effect for the subsequent years for all amounts deferred in such years until a new distribution election is made (effective the first day of the next year). Once a year begins, the participant’s distribution election or deemed distribution election is irrevocable for the year.

Any distribution election must be submitted in writing using a deferral agreement form and received by the Secretary before the first day of the year for which it is intended to be effective. A participant may change the designation of his beneficiary/beneficiaries at any time by completing a new deferral agreement (provided that, only the change of beneficiary designation may be made mid-year and only a change in designation of beneficiary may apply to amounts previously deferred). The new beneficiary designation shall apply to all amounts deferred under the plan for all years both prior to and subsequent to the designation (not just the year for which the deferral agreement is made) and shall be effective when received by the Secretary of TECO

Energy. The most recent deferral agreement form designating the participant’s beneficiary/beneficiaries shall control the payment of all benefits under the plan in the event of a participant’s death.

3.2 Election of Form of Payment. Each participant will elect in his deferral agreement to have his deferral account paid in either a lump sum or in annual installments for a period specified by him but not to exceed five years.

3.3 Lump Sum Payments. A participant who elects to have his deferral account paid in a lump sum will receive the lump sum payment in cash on or before March 1 of the year specified in the deferral agreement for commencement of payment. The lump sum will equal the sum of (a) the amount credited to his cash account, plus (b) the number of shares credited to his stock account times the applicable stock price.

3.4 Installment Payments. A participant who elects to have his deferral account paid in annual installments will receive an installment payment in cash on or before March 1 of each year that installments are due commencing with the year specified in his deferral agreement. Each installment will equal the sum of (a) the amount credited to his cash account on the date of payment divided by the number of annual installments remaining to be paid, plus (b) the number of shares credited to his stock account times the applicable stock price divided by the number of annual installments remaining to be paid.

3.5 Beneficiaries. A participant may designate in his deferral agreement a beneficiary or beneficiaries (which may be an entity other than a natural person) to receive any payments to be made upon his death. A participant may elect to have payments to beneficiaries paid in a lump sum or in annual installments for a period not to exceed five years, commencing on the date provided in Section 3.6. A participant may change or revoke his designation of beneficiary without the consent of any beneficiary. Any such designation, change or revocation must be made in writing and filed with the Secretary as provided in Section 3.1. If the participant designates more than one beneficiary, any payments to beneficiaries will be made in equal percentages unless the participant designates otherwise. Any portion of a participant’s deferral account that is not disposed of by designation of beneficiary upon the participant’s death will be paid to his estate.

3.6 Payments on Death. If a participant dies before the full payment of his deferral account, the companies will make payments to the participant’s designated beneficiary or beneficiaries, or to his estate, of the amount remaining in the deceased participant’s deferral account. Such payments will be in the form designated by the participant, as provided in Section 3.5, and will commence on the first day of the calendar quarter following the death of the participant and, in the case of annual installments, will be paid on or before March 1 of each succeeding year.

3.7 Unforeseeable Emergency Distributions from Accounts. In the event a participant experiences an unforeseeable emergency, the participant may apply to the Compensation Committee of the TECO Energy Board of Directors for the distribution of all or any part of his or her cash account. An “unforeseeable emergency” is a severe financial hardship to the participant resulting from an illness or accident of the participant, the participant’s spouse or dependent (as defined in Internal Revenue Code Section 152(a)); loss of the participant’s property due to casualty; or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the participant. The amount distributed may not exceed the amount necessary to satisfy the emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the participant’s assets (to the extent such liquidation would not cause severe financial hardship). The Compensation Committee shall have sole discretion to determine whether such conditions are satisfied. Unforeseeable emergency distributions cannot be made from a participant’s stock account.

ARTICLE IV

AMENDMENT AND TERMINATION

4.1 Amendment. TECO Energy may, without the consent of any participant, beneficiary or other person, amend the plan at any time and from time to time; provided, however, that no amendment will reduce the amount credited to the deferral account of any participant, and further provided that any such amendment shall comply with applicable laws.

4.2 Termination. TECO Energy reserves the right to discontinue the plan within 30 days prior to or twelve (12) months following a change of control of the company as defined in Code Section 409A and the regulations thereunder or in any other circumstance allowed by Code Section 409A and the regulations thereunder. Upon such a termination of the plan, all remaining assets of the plan will be distributed to participants in accordance with the requirements of Section 409A.

IN WITNESS WHEREOF, this amended and restated plan has been adopted on this ___ day of ____________, 2007, effective as provided herein.

TECO ENERGY, INC.

By:

Its:

ATTEST:

By:

Its: